EXHIBIT 99.1
SUN HEALTHCARE GROUP

February 28, 2007
12:00 pm CT

Operator:
Good afternoon. My name is Tiffany and I will be your conference operator today. At this time, I would like to welcome everyone to the Fourth Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star and the number 2 on your telephone keypad.

Thank you. Mr. Berg, you may begin your conference.

Michael Berg:
Thank you. Good morning and welcome. I hope you have all seen our press release announcing the earnings of Sun Healthcare Group for the fourth quarter and year end. If not, a copy can be obtained from our web site at www.sunh.com.

I’d like to note that during this conference call, certain statements may contain forward looking information such as forecasts of financial performance. Although Sun Healthcare Group believes that the expectations reflected in any of its forward looking statements are reasonable based on existing trends and information and our judgments as of today, actual results could differ materially from those projected or assumed based on a number of factors including those factors set forth in our annual report, on Form 10K under the heading risk factors which will be filed shortly.

Sun Healthcare’s future financial condition and results of operation involves many forward looking statements are subject to inherent known and unknown risks and uncertainties. We do not intend and undertake no obligation to update our forward looking statements to reflect future events or circumstances.

During today’s call, references may be made to non-GAAP financial measures. Investors are encouraged to review those non-GAAP financial measures and the reconciliation of those measures to the comparable GAAP results in our report on Form 8K filed with the SEC earlier today, a copy which may also be found on our web site.

I will now turn the call over to our Chairman and CEO, Rick Matros.

Rick Matros:
Thanks Mike. Thanks for joining us all today. I’m going to start with an overview and after I go through all the operating metrics, I’ll turn it over to Bryan Shaul, our CFO to take you through our balance sheet and other appropriate items.

We did a number of things in the fourth quarter to - that we intended to do before we entered 2007. You know, as you know, we always look at reassessing our portfolio and with the pending acquisition of Harborside, we really wanted to start cleaning up our portfolio a little bit more aggressively for non-core assets.

Business that are small businesses that in the past may have been beneficial to us simply because they contributed to earnings, but going forward, they really aren’t important from an earnings perspective and really become a diversion in the context of a larger company.

So as a result of that, we did move a couple of our smaller ancillary businesses over to asset held to sales. We also have four nursing homes that we moved over to discontinued operations and we exited or are in the process of exiting a management contract in New Mexico where we manage ten facilities.

And that contract combined with the other facilities that we operate in New Mexico put us in a position where we operate 25% of the beds in New Mexico and we don’t want to have that kind of exposure in any particular state.

Secondly, the management contract and the properties associated with those contracts are extremely difficult properties and essentially doesn’t allow us to making any money off the management contract and uses a disproportionate share of management potential in that particular state.

So we’re exiting that contract in 2007 in the first quarter as well so as we enter 2007, we’re really starting off with a clean slate of our core business and those businesses that complement or are important to the core such as the contract rehab business and the staffing business.

The presentation today as usual will be pro forma and normalize pro forma assuming that we had Peak in all of 2005 and the normalizing adjustments -- and we attached the normalizing schedule rather than part of the press release with all the numbers this time. We attached a normalizing schedule that includes a $5.5 million reserve release. We had another good analysis from our actuarial in terms of our reserves.

We have a $2.8 million AR write-off that’s related to the Peak acquisition and we had a number of other unusual non-recurring that were primarily related to the portfolio clean-up that I already noted.

So on a consolidated basis for the quarter, our revenues were up 4.1% to $268.3 million from $257.8 million. Our EBITDAR increased 41% to $27.4 million from $19.4 million. Our EBITDA increased 96% to $13.5 million from $6.9 million.

Our EBITDAR margins improved 270 basis points to 10.2% from 7.5%. That’s the strongest EBITDAR quarter that the company’s ever had. Our EBITDAR margins improved 230 basis points to 5% and 2.7% and income from continued operations was $8.5 million or 26 cents EPS up from a loss of $800,000.

Now we also had a change in our effective tax rate for the quarter that benefited us for the quarter. Bryan will talk about that in more detail, but if you adjust the income from continuing ops for a more normalized tax rate, our EPS would be 11 cents for the quarter.

For the full year ended December 31, 2006, our revenues were up 5.5%, EBITDAR increased 17% to $98 million from $83.8 million. EBITDA increased 34% to $43.8 million from $32.7 million. Our EBITDAR margins improved 90 basis points to 9.4% which was stronger than we anticipated even as recently as our revision in the third quarter to our guidance.

Our EBITDA margins improved 90 basis points to 4.2% and income from continuing operations was $9.8 million or 31 cents EPS up from $400,000 or 2 cents EPS for the full year ended December 31, 2005.

I’ll now take a few minutes to focus on our inpatient business. All the metrics in our inpatient business looked real good. Our revenues were up 4.4% for the quarter, 4.6% for the year. EBITDAR was up 17.4% for the quarter and 10.1% for the year. Our EBITDA was at 21.1% for the quarter and 12.8% for the year.

Our EBITDAR margins were up 180 basis points to 16.1% for the quarter. That’s the highest that we’ve ever had and that 16.1% is EBITDAR so it actually includes regional overhead.

Our EBITDAR margins for the year improved 70 basis points to 15.4% for the year. Our EBITDA margins were up 140 basis points to 10.1% for the quarter and 70 basis points to 9.4% for the year.

Occupancy was up 20 basis points to 87.5% for the quarter and flat at 87.4% for the year. Our quality mix is up 200 basis points to 54.2% for the quarter and up 110 basis points to 54.1% for the quarter.

Our Medicare revenue was up 120 basis points to 31.2% for the quarter and up 80 basis points to 31.1% for the year. Our Medicare occupancy was up 60 basis points to 13.9% for the quarter and 60 basis points to 14% for the year. So we had a quarter where we able to move both our Medicare occupancy and our overall occupancy up.

Our Medicare A rates were up 6.9%, $23.19 to 358.76 for the quarter, and up 5.3% for the year or $17.47 to 344.45 for the year. Our RUGS extensive services days as a percent of total Medicare was at 33.2%. As a percent of total rehab days, it was 41.1 % and rehab days as of percent of total Medicare days were 81%.

Our Medicaid rates were up 3.6% for the year. Our labor was up 4.1% for the quarter, but it was actually flat as a percent of revenue at 50.6% of revenue. For the year, our labor was up 3.8%, but it was actually down 40 basis points to 49.8% of revenues.

We now have nine short term rehab units open. We have eight in development that will open up in 2007. We have six Alzheimer care units open and we have four in development for 2007.

For our rehab segment, revenues were up 1.9% to $30.2 million from $29.6 million and you’ll recall from the restructuring that we went through in the first quarter of 2006 in that our focus has been more on margin improvement than on the top line, although we’ll be refocused on growing the top line a little bit more aggressively in 2007.

That said, our gross margins were up 180 basis points to 17.1%. Our EBITDA increased 150 basis points to 5.3% and our efficiency increased 160 basis points to 69.6%. So while the rehab segment is not yet where we want it to be, it’s clearly moving in the right direction as we expected that it would.

The number of contracts in our rehab unit decreased from 424 to 382 contracts. We actually added 41 new contracts over the course of the year, but the net reduction in contracts was primarily related to the 2006 restructuring.

As to our staffing company, it continues to perform at an excellent level. Revenues were up 7% for the quarter, 22% for the year. Our EBITDA improved 670 basis points, 12.2% for the quarter and 160 basis points to 9.1% for the year.

In terms of our guidance for 2006, adjusting for the movement of those businesses, reclassification of those businesses to discontinued operations, the company exceeded the high end of its guidance for EBITDA, came in at the high end of the range for EBITDAR, pre-tax and net income and our EBITDAR margin at 9.4% slightly exceeded the high end of our guidance of 9.3%.

For our 2007 guidance, the tack we decided to take was for right now to provide guidance for Sun on a standalone basis. We thought it was important for everybody on the Street to be able to assess at least based on our guidance for 2007 the growth that we would envision for Sun on a standalone basis for 2007.

That guidance assumes no changes in the reimbursement system and you’ll note in the press release there are - we gave you some numbers relative to the range on depreciation, amortization and interest. The biggest unknown there really is the tax rate. Our guidance is based on the 40% effective tax rate. It won’t be worse than that obviously and hopefully there’ll be some upside there, but the guidance is based on that.

Obviously we’re considering the additional shares that we now have as a result of the equity offering. And in terms of Harborside, what we’ll be doing is once we close Harborside which we still expect to close somewhere around, you know, end of March to end of April, we will provide guidance for Harborside for however many months of the year we have Harborside. So eight or nine months.

And then on the synergies, we will provide what the first year run rate would be for the synergies. It’s a little bit difficult to find that line to cut off between - if we have Harborside for nine months in 2007, nine months worth of synergies versus 10 months or 11 months.

When we closed the Peak acquisition, the timing was such that we had a clean year ahead of us to estimate synergies for the full year. And as I know that people want to model us based on what we’ll look like on a run rate basis for 2008 with Harborside as part of the Sun Healthcare Group portfolio.

So again, we’ll be providing Harborside guidance for however many months we have Harborside for 2007 and give you the first year run rate for our synergies as well.

And with that, let me turn it over to Bryan Shaul. Bryan.

Bryan Shaul:
Thank you Rick. My comments today will focus on the balance sheet and liquidity. I would like to preface my remarks with the review of several fourth quarter transactions that impacted the balance sheet.

First, on December 20, 2006, we completed an equity offering selling 11.5 million common shares, including a 15% over allotment, at $11.25 per share. Because the offering was closed late in the fourth quarter there will be a nominal impact on weighted average shares for the quarter and the year. We received approximately $122 million in net proceeds from the equity offering. We paid down approximately $19.3 million on our revolver with a portion of the equity proceeds. The remainder of the net proceeds was invested in short term marketable securities. At year end, $101.9 million of short term investments were classified as cash equivalents on the balance sheet. During the first quarter of 2007 we paid down approximately $28 million in existing mortgage and other debts.

Also, in fourth quarter, we completed the final allocation of the purchase price valuation of the Peak assets. Upon the close of Peak in December 2005, the purchase price allocation for the Peak acquisition was prepared on a preliminary basis pending the completion of a formal valuation of Peak’s property and equipment and identifiable intangible assets by a third party appraisal firm. Goodwill decreased by approximately $30 million from our preliminary estimate as a result of higher than estimated allocations to tangible and intangible assets in the final valuation. In connection with the Peak acquisition accounting we identified approximately $2.8 million of pre-acquisition receivables that were determined to be uncollectible at the time of the acquisition. We wrote off those receivables in the fourth quarter of 2006.

Working capital at December 31, 2006 was $96.2 million compared to a $45.3 million working capital deficit in the prior quarter. In addition to the equity offering, mortgages on six of our Clipper facilities were refinanced, which resulted in the reclassification of approximately $33.2 million from short-term to long term debt. As of December 31st we had three mortgages with an aggregate balance of $15 million that were classified as current. These mortgages were paid off in January.

We had available liquidity of $188.1 million at December 31, 2006, as compared with cash and available borrowing capacity of $57.2 million at September 30, 2006. The liquidity at December 31st was comprised of $131.9 million cash and cash equivalents and $56.2 million of available borrowing capacity under our Amended and Restated Revolving Loan Agreement. The defined borrowing base as of December 31st was $81.2 million. At December 31st we had drawn $10 million on the revolver.

Turning to cash flow - During the fourth quarter of 2006, operating activities provided $6.5 million compared to $6.6 million in the fourth quarter of 2005. Cash flow from operations for the year was $9.8 million compared with an $8.3 million cash outflow in the prior year. DSO at December 31, 2006, was 45 days, down one day from the third quarter and virtually unchanged from the prior year end.

Cash provided by investing activities during the fourth quarter of 2006 was $13 million. We received $19.5 million in cash from the sale of our Home Health services in addition to $1.6 million from the sale of a skilled nursing facility. Capital expenditures, made primarily for improvements in our inpatient facilities and system enhancements, were $8.1 million in the fourth quarter of 2006.

Net cash provided by financing activities during the fourth quarter of 2006 was $95.7 million, primarily as a result of the $121.7 million net proceeds received from the equity offering. During the quarter we paid down $25 million on our revolver.

Total debt decreased during the quarter by $27.7 million, primarily as a result of the reduction in our line of credit. Total debt of $174.2 million at December 31, 2006 includes $50.1 million related to the consolidation of the “Clipper”

entities. For the quarter ended December 31, 2006, pursuant to FIN 46(R), we have eliminated net facility rent of $900 thousand and included the $50.1 million of mortgage debt of Clipper in our consolidated balance sheet. We currently own approximately twelve percent of the voting interest in the Clipper properties.

To remind everyone on the call, the “Clipper” entities are considered variable interest entities under FIN 46(R), primarily as a result of the owners’ right to put the properties to us at some future date. While the debt is included on our books, Sun is not a party to the loans nor is there recourse to Sun. The “Clipper” entities are described more fully in our SEC filings.

Using EBITDA and EBITDAR for the twelve months ended December 31, 2006, normalized primarily for prior period insurance adjustments and certain adjustments related to the Peak acquisition, our leverage at December 31, 2006, is as follows: Debt to normalized EBITDA is 4.0 to 1; adjusted debt to normalized EBITDAR is 6.2 to 1 (using 8 x facility rents), and 5.1 to 1 (using Moody’s guideline multiple of 6 x facility rents. Excluding the Clipper loans, debt to normalized EBITDA becomes 3.1 to 1 and adjusted debt to normalized EBITDAR becomes 6.0 to 1 (using 8 x) and 4.8 to 1 (using Moody’s 6x).

Property and Equipment showed a net decrease of $29.8 million during the year to $217.5 million, which reflects an increase of $38.9 million related to the finalization of the Peak purchase accounting that we previously discussed, and CAPX of $23.3 million, less the reversal of a capitalized facility lease of $10.9 million, depreciation of $16.0 million and $6.3 million of property and equipment moved to discontinued operations.

As you know, our self-insurance obligations are reviewed semi-annually by an independent, outside actuary. The reviews are conducted in the second and fourth quarters.

As a result of the most recent actuarial review we determined that our prior years’ general and professional liability reserves were overstated by $5 million with $2.7 million related to our prior periods’ continuing operations and $2.3 million related to prior periods’ discontinued operations. We also determined that our prior years’ workers’ compensation reserves were overstated by $4.7 million with $2.8 million related to prior periods’ continuing operations and $1.9 million related to prior periods’ discontinued operations. These adjustments were recorded in the fourth quarter.

At December 31, 2006, after making these adjustments, we carried total Accrued Self-Insurance obligations on our balance sheet, including the current and long-term portions, of $130.2 million - down from $147.2 million at December 31, 2005. Included in these insurance reserves is $75.1 million for general and professional liability, $51.5 million for workers’ comp, and $3.6 million for group health. As of December 31, 2006, $57.7 million of the total workers’ comp liability and $5.1 million of the total GLPL were collateralized by either restricted cash or letters of credit.

The income taxes took an interesting turn in the fourth quarter. While we had book taxable income of almost $35 million for 2006, we ended up with a tax loss for the year due to significant timing differences. A large portion of these timing differences, which included the impact of the insurance reserve changes that I previously discussed, amortization of goodwill for tax purposes and other short-term timing differences, were generated after our emergence from bankruptcy for which no tax benefit was previously recorded. Therefore, we were able to record the benefit currently for the realization of these post-emergence timing differences. This benefit, combined with the benefit from refunds received from NOL carry-backs, resulted in an effective tax rate which was significantly less than our anticipated 40% statutory rate for federal and state income taxes. As a result, we recorded an adjustment during the fourth quarter of 2006 to reduce our effective tax rate to 5%. Therefore, we show a tax benefit of $2.6 million from continuing operations for the fourth quarter. We have an annual limitation applied to our tax NOL carry-forwards of approximately $10 million. While this does not directly impact our taxes reported on an accrual basis, it will favorably impact cash flow.

Looking forward, our guidance for 2007 represents the continuing operations of Sun on a standalone basis. It does not anticipate the Harborside acquisition or cost-related to the transaction. Accordingly, net interest expense reflects interest on our existing debt less estimated earnings on our invested cash of approximately $5 million. After we close the Harborside acquisition we will update our guidance to reflect the integration and our debt costs. We used our 40% statutory rate as our default tax rate in our 2007 guidance. It is uncertain whether we will be able to record the benefit of post-emergence timing differences again in 2007 as we did in 2006. It will depend on the aggregate amount of our post emergence timing differences and our tax paying position at year-end. Weighted average outstanding shares for 2007 are expected to be 42.9 million.

That concludes my prepared remarks. Rick will now sum up the call.

Rick Matros:
Thanks Bryan. So we were really very pleased with the quarter and the way the year ended. I want to thank the management team at Sun for staying focused on the improvement in operations and allowing us to work the Harborside deal and focus on the portfolio cleanup.

I expect to see that same focus going forward in terms of the Harborside team. Their operating performance is where we would expect it to be, so we’re pleased with the Harborside team as well, as they have been able to stay focused on the ongoing operations in the company despite the acquisition of their company.

We have had tremendous cooperation with the management at Harborside in terms of the transition plan. Once the deal is closed, we do have a separate integration team that will oversee the integration of Harborside so as not to detract from the ongoing operations of the company as a whole going forward.

And we have right now in terms of the Harborside transaction, we’re waiting for regulatory approval from another state. We’ve got a couple of approvals we’re working through and in the next couple of weeks we’ll be kicking off the bond offering in connection with the financing of the Harborside acquisition.

So that’s where we are with Harborside, and again, appreciate all of your support. The company has been through a lot of changes but we feel great about where we are right now and how we’re performing and we look forward to 2007.

And with that, I’ll turn it over to Q&A.